EXHIBIT 10.44
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into by and between ION Geophysical Corporation, a Delaware corporation (hereinafter referred to as “Employer”), and Steve Bate (hereinafter referred to as “Employee”), effective as of November 13, 2014 (the “Effective Date”).
WHEREAS, Employer desires to promote Employee into the role of Executive Vice President and Chief Financial Officer and Employee desires to accept such promotion;
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1.	General Duties of Employer and Employee.
(a)Employer agrees to promote Employee, and Employee agrees to accept such promotion by Employer and to serve Employer, in an executive capacity as its Executive Vice President and Chief Financial Officer. Employee will report to the Chief Executive Officer of Employer (the “CEO”). The powers, duties and responsibilities of Employee in such capacity include those duties that are the usual and customary powers, duties and responsibilities of such office, including those powers, duties and responsibilities, if any, specified in Employer’s Bylaws, and such other and further duties appropriate to such position as may from time to time be assigned to Employee by the CEO or by the Board of Directors of Employer or any committee of the Board of Directors of Employer (collectively, the “Board”).
(b)While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with Employee’s primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director or officer of (or hold any substantially similar responsibility with) any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.
(c)At the commencement of this Agreement, Employee will be based at Employer’s offices located at 2105 CityWest Blvd, Suite 400, Houston, Texas 77042-2839 (the “Place of Employment”).
(d)Employee agrees and acknowledges that as an officer and employee of Employer, and consistent with the terms hereof, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act knowingly which would injure Employer’s business, its interests or its reputation.

Section 2.	Compensation and Benefits.
(a)Employer will pay to Employee during the term of this Agreement a base salary of $375,000 per annum (such base salary as may be increased from time to time by the Board as hereinafter provided is referred to herein as the “Base Salary”). The Board will review the Base Salary from time to time and, during the term of this Agreement, may increase, but may not decrease, the Base Salary as it deems to be in the best interest of Employer. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its executive personnel.
(b)Employee will be eligible to participate in Employer’s incentive compensation plan with a target of 50% beginning in 2015. For 2014, Employee’s bonus shall be calculated according to the base salary and bonus target applicable to Employee on January 1, 2014. During each subsequent fiscal year during the term of this Agreement, Employee will be eligible to participate in that year’s incentive compensation plan or other replacement incentive or bonus plan Employer establishes for its key executives at a target of 50%. Any incentive compensation pay or bonus so determined under any such plan will be paid to Employee not later than March 15 of the year immediately following the year with respect to which such bonus is based upon, calculated or determined.
(c)Subject to approval by the Board, in 2014 Employer will cause to be issued to Employee 20,000 shares of restricted stock of Employer and 60,000 options to purchase shares of common stock of Employer as shall be determined by the Board. The stock options will vest 25% annually over a four-year period on the anniversary date of grant pursuant to the terms of Employer’s 2013 Long-Term Incentive Plan (“2013 LTIP”), or the terms of such other equity plan from which Employer elects to award the options, and the governing option agreement. The restricted stock will vest 33% annually over a three-year period on the anniversary date of grant pursuant to the terms of the 2013 LTIP, or the terms of such other equity plan from which Employer elects to award the options, and the governing restricted stock agreement. All terms of the stock options and restricted stock will be determined by the 2013 LTIP (or such other equity plan) and Employer’s option agreement and restricted stock agreement, as the case may be.
(d)The grant set forth in Section 2(c), shall be in addition and not in lieu of Employee’s eligibility to participate generally in equity compensation plans that are established for executive employees of Employer and any annual awards that have otherwise been earned or that will be earned by Employee in connection with his prior grants by Employer.
(e)Employee will accrue vacation pay of 6.154 hours per two-week pay period. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and Employee.
(f)Employee will be reimbursed in accordance with Employer’s normal expense reimbursement policies for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, reasonable travel expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer’s reimbursement. The amount of any such reimbursement shall be payable to Employee in accordance with Employer’s normal expense reimbursement policies.

(g)Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans (at a level appropriate to his position) and such other benefit plans or programs as may be in effect from time to time for the employees of Employer, including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses.
(h)Employer, during the term of this Agreement and thereafter without limit of time, will indemnify Employee for claims and expenses to the extent provided in Employer’s Certificate of Incorporation and Bylaws. Employer will also provide Employee coverage under Employer’s policy or policies of directors’ and officers’ liability insurance to the same extent as other executive officers of Employer during the term of this Agreement.
(i)All Base Salary, bonus and other payments made by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.
(j)Compensation under this Section 2 shall be subject to recoupment in accordance with the terms of Employer’s Compensation Recoupment Policy applicable to executive officers as such policy shall be amended from time to time as required by applicable law or regulation or as otherwise amended with regard to all covered executive in the discretion of the Board or a committee of the Board.

Section 3.	Fiduciary Duty; Confidentiality.
(a)In keeping with Employee’s fiduciary duties to Employer, Employee agrees that he will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.
(b)As part of Employee’s fiduciary duties to Employer, Employee agrees to protect and safeguard Employer’s information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business (collectively, “Confidential Information”) and, except as may be required by Employer, Employee will not knowingly, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee’s duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a non-confidential basis from a source other than Employer or its affiliated companies who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation or order.
(c)Upon termination of his employment with Employer, Employee will immediately (i) deliver to Employer all documents in Employee’s possession or under his control which embody any of Employer’s Confidential Information; and (ii) resign from any officer or director positions of Employer, to the extent Employer at any time ever requests such resignation.

(d)In addition to the foregoing provisions of this Section 3, and effective as of the Effective Date, Employee agrees to the duties imposed upon Employee by that certain Employee Proprietary Information Agreement (or similar agreement) and will execute or reaffirm such agreement concurrent with execution of this Agreement.
(e)Employee will comply with Employer’s Code of Ethics, Insider Trading Policy, International Trade Practices Policy and all other material policies of Employer, and any amendments or replacement policies adopted by the Board (collectively, the “Policies”).

Section 4.	Term of Agreement.
The term of this Agreement will commence effective as of the Effective Date, and, subject to the terms and conditions hereof and except as may be affected by a Change in Control, will continue for a three-year period ending on November 13, 2017 (the “Initial Term”), and thereafter the term will be automatically extended for successive periods of one year unless prior to the end of the original three-year period (or, if applicable, any such successive one-year period), Employer gives Employee at least ninety (90) days prior written notice that Employer has decided not to extend the term of this Agreement. Notwithstanding any provision contained herein to the contrary, Employee acknowledges that his employment with Employer is at will and that Employer may terminate his employment at any time and for any reason or for no reason at the discretion of Employer, but subject to any rights Employee has under Sections 5, 6, 7 and 10 of this Agreement.

Section 5.	Termination.
(a)Employee’s employment with Employer hereunder will terminate upon the first to occur of the following:
(1)The death or “Disability” (as defined in Section 5(b) hereof) of Employee;
(2)Employer terminates such employment for “Cause” (as defined in Section 5(c) hereof);
(3)Employee terminates such employment for “Good Reason” (as defined in Section 5(d) hereof);
(4)Employer terminates such employment for any reason other than Cause, or for no reason at all; or
(5)Employee terminates such employment for any reason other than Good Reason, or for no reason at all.
(b)As used in this Agreement, “Disability” means permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision) which has existed for at least 180 consecutive days.
(c)As used in this Agreement, “Cause” means:
(1)the willful and continued failure by Employee to substantially perform his obligations under this Agreement (other than any such failure resulting from his Disability);

(2)Employee’s willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude; or
(3)Employee’s material breach of this Agreement.
For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “willful” or engaged in “willfully” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” or engaged in “willfully” only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer.
(d)As used in this Agreement, “Good Reason” means:
(1)Employer’s failure to comply with any of the provisions of Section 2 of this Agreement (including, but not limited to, such a failure resulting from any reduction in the Base Salary), which failure is not remedied within ten (10) days after receipt of written notice from Employee specifying the particulars of such breach;
(2)Employer’s breach of any other material provision of this Agreement which is not remedied within ten (10) days after receipt by Employer of written notice from Employee specifying the particulars of such breach;
(3)the assignment to Employee of any duties materially inconsistent with Employee’s position, duties, functions, responsibilities or authority as contemplated by Section 1 of this Agreement;
(4)the relocation of Employee’s principal place of performance of his duties and responsibilities under this Agreement to a location more than fifty miles (50) miles from the Place of Employment unless such relocation is planned and conducted with the approval of Employee; or
(5)any failure by Employer to comply with Section 11(c).
(e)Any termination by Employer or a successor or Employee of Employee’s employment with Employer shall be communicated by written notice (a “Notice of Termination”) to the other party that shall:
(1)indicate the specific provision of this Agreement relied upon for such termination;
(2)indicate the specific provision of this Agreement pursuant to which Employee is to receive compensation and other benefits as a result of such termination; and
(3)otherwise comply with the provisions of this Section 5 and Section 14(a).

If a Notice of Termination states that Employee’s employment with Employer has been terminated as a result of Employee’s Disability, the notice shall (i) specifically describe the basis for the determination of Employee’s Disability, and (ii) state the date of the determination of Employee’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from Employer and states that Employee’s employment with Employer is terminated by Employer as a result of the occurrence of Cause, the Notice of Termination shall specifically describe the action or inaction of Employee that Employer believes constitutes Cause and shall be accompanied by a copy of the resolution satisfying Section 5(c). If the Notice of Termination is from Employee and states that Employee’s employment with Employer is terminated by Employee as a result of the occurrence of Good Reason, the Notice of Termination shall specifically describe the action or inaction of Employer that Employee believes constitutes Good Reason, and shall be communicated within ninety (90) days of the date when Employee learns of the facts constituting Good Reason. Any purported termination by Employer of Employee’s employment with Employer shall be ineffective unless such termination shall have been communicated by Employer to Employee by a Notice of Termination that meets the requirements of Section 5 and the provisions of Section 14(a).
(f)As used in this Agreement, “Date of Termination” means:
(1)if Employee’s employment with Employer is terminated for Disability, sixty (60) days after notice of termination is received by Employee or any later date specified therein, provided that within such sixty (60) day period Employee shall not have returned to full-time performance of Employee’s duties;
(2)if Employee’s employment with Employer is terminated as a result of Employee’s death, the date of death of Employee;
(3)if Employee’s employment with Employer is terminated for Cause, the date Employee is advised of such termination by Employer, provided that Employer may, in its discretion, condition Employee’s continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements; or
(4)if Employee’s employment with Employer is terminated for no reason or for any reason other than Employee’s Disability, Employee’s death or Cause, the date that is fourteen (14) days after the date of notification.
Section 6. Effect of Termination of Employment.
(a)Upon termination of Employee’s employment by Employer for Cause, or by Employee for no reason or any reason other than Good Reason, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination; (ii) as provided in Section 10; (iii) Employee’s Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

(b)Upon termination of Employee’s employment due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination; (ii) as provided in Section 10; (iii) Employee’s Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.
(c)If, prior to a “Change in Control” (as defined in Section 7(b) below), Employee’s employment with Employer is terminated (i) by Employer for no reason or for any reason other than Cause, or (ii) by Employee for Good Reason (except as provided in Section 6(d) below), the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination and Employer will pay or provide to Employee the following:
(1)Employee’s Base Salary earned and payable through the Date of Termination;
(2)any unpaid incentive compensation earned by Employee pursuant to the terms of the relevant incentive compensation arrangement with respect to the year of the Date of Termination. In the absence of any agreement to the contrary, such incentive compensation amount shall be the pro rata amount due to Employee based on payments that would have been due to Employee if Employee had remained employed by Employer for the full fiscal year. Any such amount payable to Employee pursuant to the foregoing shall be payable to Employee at such time that incentive compensation for such year is paid to other recipients under the plan and shall be subject to the terms or requirements of such incentive compensation as may be set forth in the plan or established by the Board;
(3)an aggregate amount (the “Severance Payment”) consisting of (i) two-times Employee’s annual Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination). The Severance Payment shall be payable to Employee in substantially equal installments in accordance with the Employer’s normal payroll practices over the two-year period beginning on the Date of Termination; provided, however, that (A) the portion of the Severance Payment for the first six (6) months after the Date of Termination shall be paid to Employee in a lump sum on the first business day following the expiration of the six-month period following the Date of Termination and (B) the remaining portion of the Severance Payment shall be paid on Employee’s regular payroll dates in substantially equal installments over the remainder of the two-year period;
(4)if immediately prior to the Date of Termination, Employee (and, if applicable, his spouse and/or dependents) was covered under Employer’s group medical, dental, health and hospital plan in effect at such time, then Employer shall provide to Employee for eighteen months after the Date of Termination, and provided that Employee has timely elected under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to continue coverage under such plan, Employer will, at no greater cost or expense to Employee than was the case immediately prior to the Date of Termination, maintain such continued coverage in full force and effect; and

(5)Employee’s vesting and exercise rights with regard to outstanding stock options, restricted stock, performance shares and other equity grants shall be in accordance with the applicable plan and award agreements.
Except as otherwise provided above and in Section 10, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination; and (ii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan.
(d)If, upon or after a Change in Control, Employee’s employment with Employer is terminated (i) by Employer for no reason or for any reason other than Cause or the death or Disability of Employee, or (ii) by Employee for Good Reason, or (iii) by Employee pursuant to Section 7(a) below, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination and Employer will pay or provide to Employee the following:
(1)amounts in accordance with Sections 6(c)(1), (2), (4) and (5); and
(2)a severance payment equal to two-times Employee’s annual Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination), which severance payment will be paid to Employee over a two-year period in accordance with Employer’s normal payroll practices.
Except as otherwise provided above and in Section 10, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination; and (ii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan.
(e)Except for those payments and benefits required to be made as provided by law or pursuant to the terms of a plan, the severance payments and benefits to be paid and provided to Employee pursuant to Sections 6(c) and 6(d) shall be conditioned upon (i) Employee’s execution and delivery of a valid waiver and release of all claims that Employee may have against Employer prior to his receiving such payments and benefits, and (ii) such release not having been revoked within the time, if any, required by law for the revocation of a release (the “Release Requirements”). Such severance payments and benefits shall be paid or provided commencing as soon as practicable after the Release Requirements are satisfied; provided, however, that any such payments and benefits that are subject to Section 409A of the Code shall be paid or provided beginning on the 60th day following the Date of Termination provided that the Release Requirements have been satisfied on that date and, in the event the Release Requirements are not satisfied on that date, then the severance payments and related benefits under Sections 6(c) and 6(d) that are subject to Section 409A of the Code shall be forfeited and Employee shall have no further rights to such payments.

Section 7.	Change in Control.
(a)If (i) a “Change in Control” shall have occurred, and (ii) within twelve (12) months following such Change in Control either (A) Employer or its successor terminates Employee’s employment or (B) Employee terminates his employment with Employer or its successor after Employer or such successor (1) elects not to extend the Initial Term or any subsequent term of this Agreement under Section 4, (2) assigns to Employee any duties inconsistent with Employee’s position, duties, functions, responsibilities, authority or reporting relationship to the CEO or removes or replaces the CEO, in each case as contemplated by Section 1 of this Agreement, (3) is rendered a privately-held company in a transaction in which Employee does not participate within the acquiring group, (4) is rendered a subsidiary or division or other unit of another company; or (5) takes any action that would constitute “Good Reason” under Section 5(d) of this Agreement, such termination under (A) or (B) above shall be treated as a termination for Good Reason in accordance with Section 6(c) above. In the event a Severance Payment is due to Employee under this Section 7(a) after a Change in Control, the payment schedule for such Severance Payment shall be as set forth in Section 6(c), except that promptly after the Date of Termination, Employer or its successor shall establish a rabbi trust and deposit into the trust the amount, if any, that Employer reasonably believes in good faith that Employee is entitled to receive as a Severance Payment under Section 6(c). In the event of a Change in Control after the first anniversary of the Effective Date, the then remaining term of this Agreement shall automatically adjust to two (2) years, commencing on the effective date of the Change in Control.
(b)For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following after the Effective Date:
(1)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), or any successor statute) (a “Covered Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 7(b)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Employer or any subsidiary of Employer, (ii) any acquisition by Employer or any subsidiary of Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer, or (iv) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving Employer (a “Merger”), if, following such Merger, the conditions described in Section 7(b)(3)(i) and(ii) are satisfied; or

(2)individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (a solicitation by any person or group of persons for the purpose of opposing a solicitation of proxies or consents by the Board with respect to the election or removal of Directors at any annual or special meetings of stockholders) or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or
(3)approval by the stockholders of Employer of a Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportion as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or
(4)the sale or other disposition of all or substantially all of the assets of Employer.

Section 8.	Section 409A.
It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Employee under Section 409A. The Agreement shall be interpreted and administered to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Employer shall be required to provide any payments or benefits hereunder in accordance with the terms of this Agreement and in a manner that is consistent with Section 409A. Employer may take any action it deems necessary or desirable to amend any provision herein to the minimum extent necessary to avoid excise tax under Section 409A and any such amendment shall preserve, to the extent possible, the intended benefits of the Agreement to Employer and Employee. Notwithstanding any other provision of this Agreement to the contrary, if (i) any payment or benefit hereunder is subject to Section 409A, (ii) such payment or benefit is to be paid or provided on account of the Employee’s separation from service within the meaning of Section 409A, (iii) Employee is a “specified employee” (within the meaning of Section 409A), and (iv) any such payment or benefit is required to be made or provided prior to the following Employee’s Date of Termination or other separation from service, such payment or benefit shall be delayed until the first business day following the six-month anniversary of Employee’s Date of Termination or other separation from service. The determination as to whether Employee has had a separation from service within the meaning of Section 409A shall be made in accordance with the provision of Section 409A with application of any alternative levels of reductions of bona fide services permitted thereunder. If and to the extent that any payment or benefit to Employee is delayed pursuant to the foregoing provisions, such payment or benefit instead shall be made or provided on the first business day following the expiration of the six-month period referred to above. The Employer shall consult with Employee in good faith regarding implementation of this Section 8 provided, however, that without limiting Employee’s rights under this Agreement or applicable law, neither the Employer nor its employees or representatives shall have liability to the Employee with respect hereto.

Section 9.	No Obligation to Mitigate; No Rights of Offset.
(a)Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment by another person.
(b)Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others.

Section 10.	No Effect on Other Rights.
Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with Employer or any of its affiliates. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Employer or any of its affiliates at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 11.	Successors; Binding Agreement.
(a)This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.
(c)Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 11(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

Section 12.	Non-Competition; Non-Solicitation; No Hire.
(a)Employee agrees that, effective as of the Effective Date and for a period of twelve (12) months after the Date of Termination (such applicable period being referred to herein as the “Non-Compete Period”), Employee shall not, without the prior written consent of Employer, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the “Business” (as defined in Section 12(d)) of Employer or any of its subsidiaries or affiliates, except for the account of Employer and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period Employee may acquire, solely as a passive investment, not more than two percent (2%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Employee acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete will be inadequate and further agrees that any breach of this covenant not to compete will result in irreparable harm to Employer, and, accordingly, Employer shall, in addition to any other remedy that may be available to it, be entitled to specific performance and temporary and permanent injunctive and other equitable relief (without proof of actual damage or inadequacy of legal remedy) in case of any such breach or attempted breach. Employee acknowledges that this covenant not to compete is being provided as an inducement to Employer to enter into this Agreement and that this covenant not to compete contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.
(b)In addition to the restrictions set forth in Section 12(a), Employee agrees that, during the Non-Compete Period, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the twelve (12) months preceding the Date of Termination, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.

(c)Regardless of the reason for any termination of Employee’s employment, effective as of the Effective Date and for twelve (12) months following the Date of Termination, Employee will not, either on his or her own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or any of its subsidiaries or affiliates to leave such employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer or any of its subsidiaries or affiliates. This restriction shall not apply in the case of any employee or former employee of Employer who at his or her own initiative seeks, without solicitation or encouragement by Employee, a change of employment or responds to solicitations made by means of general advertisement.
(d)As used in this Agreement, “Business” means the business of (i) development and delivery of proprietary and multi-client onshore and offshore seismic data programs, (ii) seismic data processing, interpretation and reservoir characterization services, (iii) development and delivery of software and services to optimize seismic surveys and to manage simultaneous production operations, (iv) holistic ocean bottom seismic services, including data acquisition through OceanGeo, and (v) manufacture, marketing and sale of equipment for seismic acquisition.
(e)In the event that Employee breaches or violates any of the terms and conditions of this Section 12 during the Non-Compete Period, then in addition to the other rights and remedies available to Employer hereunder, Employer’s obligations to pay to Employee any remaining installments of any severance payment otherwise due and owing pursuant to Section 6(c)(3) or 6(d)(2) hereof, shall cease and terminate.

Section 13.	Miscellaneous.
(a)All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 13(a):
If to Employer, to:

ION Geophysical Corporation
2105 CityWest Blvd., Suite 400
Houston, TX 77042-2839
Attention: Chief Executive Officer

with a copy to:

ION Geophysical Corporation
2105 CityWest Blvd., Suite 400
Houston, TX 77042-2839
Attention: General Counsel

If to Employee, to:

Steve Bate
16623 Big Falls Court
Spring, TX 77379

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section 13.

(b)This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement, except for any other agreements expressly referred to in this Agreement, each of which shall remain in full force and effect. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an authorized officer of Employer.
(c)If any provision of this Agreement or application thereof to any one or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.
(d)The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.
(e)The covenants, agreements, rights and obligations of Employer under this Agreement, and the covenants, agreements, rights and obligations of Employee under this Agreement, shall survive the termination of this Agreement for any reason including, but not limited to, the termination of Employee’s employment with Employer. All covenants, agreements, indemnities, warranties, rights and obligations contained herein shall continue for so long as necessary in order for Employer and Employee to enforce their rights hereunder.

Section 14.	Arbitration.
(a)Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within thirty (30) calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys’ fees).
(b)Notwithstanding the provisions of Section 14(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee’s obligations under Sections 3(b), 3(c), 3(d), and 3(e).

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

EMPLOYER:

ION GEOPHYSICAL CORPORATION

By: /s/ Brian Hanson
Brian Hanson
Chief Executive Officer

EMPLOYEE:

/s/ Steve Bate
Steve Bate